Luxfer Announces Board Changes: Retirement of David Landless and Appointment of Patrick Mullen

MANCHESTER, England--(BUSINESS WIRE) – Luxfer Holdings PLC (NYSE: LXFR), (“Luxfer” or the “Company”), a global manufacturer of highly-engineered industrial materials, announced today that David Landless will not be seeking re-election at the Company’s 2022 Annual General Meeting in accordance with the Company’s Corporate Governance Guidelines, which advises retirement for Directors after nine years’ service. The Company will make an announcement regarding Mr. Landless’ successor as Board Chair in due course. Mr. Landless joined the Luxfer Board of Directors in 2013. Since 2015, he served as Chair of the Audit Committee until he was appointed Board Chair in 2019.

Luxfer also announced the appointment of Patrick K. Mullen as a Non-Executive Director to the Luxfer Board, effective September 1, 2021. Upon joining the Board, Mr. Mullen will become a member of the Nominating and Governance Committee.

“We are grateful for David’s service on Luxfer’s Board over the years. We have benefited from his many contributions to successfully transform Luxfer into a high-performance company,” said Clive Snowdon, Non-Executive Director and Chair of the Nominating and Governance Committee. “We are also pleased to welcome Patrick to our Board. We are confident that his extensive background in industrial materials will bolster the Board’s capabilities and will help us continue delivering value to our customers and shareholders.”

Mr. Mullen is the former President and CEO of Chicago Bridge & Iron Company (CB&I) and brings with him more than 30 years of global industrial experience. Prior to Mr Mullen’s 20 years at CB&I, he spent 12 years with Honeywell’s UOP division. Mr. Mullen has served on the boards of CB&I, the National Safety Council, and Chevron Lummus Global. He is also a former member and Board Leadership Fellow with the National Association of Corporate Directors (NACD). Mr. Mullen earned his Bachelor of Science degree in Chemical Engineering from the University of Notre Dame, and his Master of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University.

About Luxfer Holdings PLC (“Luxfer”)

Luxfer is a global manufacturer of highly-engineered industrial materials, which focuses on value creation by using its broad array of technical knowhow and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial settings. For more information, visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Contacts
Luxfer Holdings, PLC
Heather Harding – Chief Financial Officer
+1 414 269 2419
Investor.relations@luxfer.com